UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2012

Carey Watermark Investors Incorporated

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54263	26-2145060
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K (the “Report”) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 31, 2012, a wholly owned subsidiary of Carey Watermark Investors Incorporated (“CWI”) completed the acquisition of the Hampton Inn Boston/Braintree from NMG-Braintree, LLC, an unaffiliated third party.  The 4-story, 103 room select service hotel is located at 215 Wood Road in Braintree, Massachusetts.  CWI’s investment in the property will be approximately $15.5 million inclusive of a $1.9 million renovation that is expected be completed in early 2013.  The hotel will be managed by StepStone Hospitality, a Rhode Island-based hotel management company that manages urban, suburban and resort properties. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Report.

The property will be subject to $9.8 million of debt financing, with an annual interest rate fixed at approximately 5% through an interest rate swap agreement and maturity date of May 31, 2015. As of June 6, 2012, $7.9 million of the mortgage debt had been funded.

The foregoing descriptions do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Purchase and Sale Agreement, dated as of March 19, 2012, by and between NMG-Braintree, LLC and CWI Braintree Hotel, LLC. A copy of the agreement is filed hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(a) and (b)

Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file any financial statements required to be filed in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Report is filed.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated as of March 19, 2012, by and between NMG-Braintree, LLC and CWI Braintree Hotel, LLC.

99.1	Press Release titled “Carey Watermark Investors Acquires Hampton Inn Boston/Braintree” issued on June 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Watermark Investors Incorporated

Date: June 6, 2012	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Chief Financial Officer